Exhibit 99.1

Media Contact:	Melissa Fox
(212) 858-5202
Melissa.Fox@nasdaq.com

Investor Contact:	Paul Warburg
(212) 858-5216
Paul.Warburg@nasdaq.com

NASDAQ Announces Resignation of Richard Ketchum

New York, NY May 8, 2003 — Richard Ketchum, the President and Deputy Chairman of The Nasdaq Stock Market™, Inc. (“NASDAQ”; OTCBB: NDAQ), has informed NASDAQ’s Board of Directors of his decision to leave the company effective June 17, 2003.  Mr. Ketchum has accepted the position of General Counsel with Citigroup’s Global Corporate & Investment Bank.  As a result of his decision, Mr. Ketchum relinquished his seat on NASDAQ’s Board of Directors effective immediately.

“NASDAQ is losing an outstanding man in Rick Ketchum,” noted Wick Simmons, Chairman and Chief Executive Officer of The NASDAQ Stock Market.  “Reflecting his personal integrity and tireless dedication, Rick helped create the most open, competitive and transparent marketplace in the world.  He forged exemplary relationships with NASDAQ’s market participants, listed companies and regulators, while attracting and inspiring those he worked with.”

Rick has served as President of NASDAQ since 2000, but his career with the organization spans more than 12 years through his prior work with the National Association of Securities Dealers (“NASD”), NASDAQ’s parent company.  Rick joined NASD in 1991 as Executive Vice President and throughout his tenure worked closely with NASDAQ in the development of its legal, regulatory and market policies.  During his career with NASDAQ, Rick was instrumental in the growth and success of the company through initiatives such as the creation and launch of SuperMontage.

Noted Mr. Ketchum, “I am thankful for the opportunity to have worked with the tremendous team of dedicated employees at NASDAQ.  NASDAQ stands as a model for all other markets to aspire to.  Together we made the NASDAQ market more transparent and efficient for investors and traders.  NASDAQ’s future is exceptionally bright with the strategic initiatives in place as well as the new leadership and experience that both Bob and Baldy bring to the organization.”

Effective May 12, 2003, Robert Greifeld and H. Furlong Baldwin (Baldy) will assume the positions of President and Chief Executive Officer and non-executive Chairman of the Board, respectively.

With approximately 3,530 companies, NASDAQ lists more companies and, on average, trades more shares per day than any other U.S. market.  It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology industries.

For more information about NASDAQ, visit the NASDAQ Web site at www.NASDAQ.com or the NASDAQ NewsroomSM at www.NASDAQnews.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The Nasdaq Stock Market, Inc. (the “Company”), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods.  These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission.  We undertake no obligation to release any revisions to any forward-looking statements.